Exhibit 10.27

March 31, 2017

Ignite Restaurant Group, Inc.

Board of Directors

C/o Ms. Ann Iverson

10555 Richmond Avenue

Houston, TX, 77042

Dear Ms. Iverson:

This letter confirms and sets forth the terms and conditions of the engagement between Alvarez & Marsal North America, LLC (“A&M”) and Ignite Restaurant Group, Inc. and its subsidiaries (jointly and severally, the “Company”), including the scope of the services to be performed and the basis of compensation for those services. Upon execution of this letter by each of the parties below, this letter will (a) become effective on April 4, 2017 (or if form 10k for fiscal year 2016 is not filed on April 3, 2017, one business day after date such form 10k is filed), (b) supersede that prior engagement agreement between A&M and the Company, dated November 28, 2016 and amended December 27, 2016 (the “Prior Agreement”), which Prior Agreement is hereby terminated effective as of the date hereof (provided that the provisions of this Prior Agreement that give the parties rights or obligations beyond its termination shall survive and continue to bind the parties (ie, the indemnification and limitation on liability agreement incorporated by reference therein), and (c) constitute an agreement between the Company and A&M (the “Agreement”).

1.	Description of Services

(a)	Officers. In connection with this engagement, A&M shall make available to the Company:

(i)	Jonathan M. Tibus to serve as CEO; and

(ii)

A&M will provide additional employees of A&M and/or its affiliates and wholly-owned subsidiaries (“Additional Personnel”) as required (collectively, with the CEO, the “Engagement Personnel”), to assist the CEO in the execution of the duties set forth more fully herein. The Additional Personnel shall be designated by the Company as executive officers.

(b)

Duties. The CEO will perform those duties in a professional and workmanlike manner consistent with a Chief Executive Officer and with industry standards for professionals in similar positions. Additionally, it is anticipated that the Engagement Personnel, as required, will perform activities that may include the following

(i)

The CEO will work with other Company engaged professionals in developing for the Board’s review possible restructuring plans or strategic alternatives for maximizing the enterprise value of the Company;

(ii)	The CEO shall serve as the principal contact with the Company’s creditors with respect to the Company’s financial and operational matters

(iii)

The Engagement Personnel shall perform a financial review of the Company, including but not limited to a review and assessment of financial information that has been, and that will be, provided by the Company to its creditors, including without limitation its short and long-term projected cash flows and operating performance;

(iv)	The Engagement Personnel shall assist in the identification (and implementation) of cost reduction and operations improvement opportunities; and

(v)	The Engagement Personnel assist the Company in Bankruptcy planning, strategy, administration, support and coordination

(vi)

The Engagement Personnel shall perform such other services as requested or directed by the board of the directors of the Company (the “Board”) and agreed to by A&M that is not duplicative of work others are performing for the Company.

(c)	The Engagement Personnel shall report to the Board and, at the request of the Board, will make recommendations to and consult with the Board.

(d)

The Engagement Personnel will continue to be employed, by A&M and, while rendering services to the Company, will continue to work with other personnel at A&M in connection with unrelated matters that will not unduly interfere with the services rendered by the Engagement Personnel pursuant to this Agreement. With respect to the Company, however, the Engagement Personnel shall operate under the direction of the Board and A&M shall have no liability to the Company for any acts or omissions of the Engagement Personnel related to the performance or non-performance of services at the direction of the Board and consistent with the requirements of the Engagement and this Agreement.

(e)

In connection with the services to be provided hereunder, from time to time A&M may utilize the services of employees of its affiliates. Such affiliates and subsidiaries are wholly owned by A&M’s parent company and employees

2.	Information Provided by Company and Forward Looking Statements. The Company shall use all reasonable efforts to: (i) provide the Engagement Personnel with access to management and other representatives of the Company; and (ii) to furnish all data, material, and other information concerning the business, assets, liabilities, operations, cash flows, properties, financial condition and prospects of the Company that Engagement Personnel reasonably request in connection with the services to be provided to the Company. The Engagement Personnel shall rely, without further independent verification, on the accuracy and completeness of all publicly available information and information that is furnished by or on behalf of the Company and otherwise reviewed by Engagement Personnel in connection with the services performed for the Company. The Company acknowledges and agrees that the Engagement Personnel are not responsible for the accuracy or completeness of such information and shall not be responsible for any inaccuracies or omissions therein. A&M and Engagement Personnel are under no obligation to update data submitted to them or to review any other areas unless specifically requested by the Board to do so.

You understand that the services to be rendered by the Engagement Personnel may include the preparation of projections and other forward-looking statements, and numerous factors can affect the actual results of the Company’s operations, which may materially and adversely differ from those projections. In addition, Engagement Personnel will be relying on information provided by the Company in the preparation of those projections and other forward-looking statements.

3.

Limitation of Duties. Neither A&M, nor the Engagement Personnel make any representations or guarantees that, inter alia, (i) an appropriate restructuring proposal or strategic alternative can be formulated for the Company, (ii) any restructuring proposal or strategic alternative presented to the Company’s management or the Board will be more successful than all other possible restructuring proposals or strategic alternatives, (iii) restructuring is the best course of action for the Company, or (iv) if formulated, that any proposed restructuring plan or strategic alternative will be accepted by any of the Company’s creditors, shareholders and other constituents. Further, neither A&M, nor the Engagement Personnel, assume any responsibility for the Company’s decision to pursue, or not pursue any business strategy, or to effect, or not to effect any transaction. The Engagement Personnel shall be responsible for implementation only of the restructuring proposal or alternative approved by the Board and only to the extent and in the manner authorized and directed by the Board.

4.	Compensation.

(a)	A&M will receive fee for the services of Jonathan Tibus equal to the lesser of (i) $25,000 per week and (ii) $795 per hour

(b)	A&M will receive fees for the services of the Engagement Personnel based on the following hourly rates:

Managing Directors                $775 - 975

Directors                                   $575 - 775

Analysts/Associates              $375 - 600

Such rates shall be subject to adjustment annually at such time as A&M adjusts its rates generally.

(c)

In addition, A&M will be reimbursed for its reasonable out-of-pocket expenses incurred in connection with this assignment, such as travel, lodging, duplicating, messenger and telephone charges. All fees and expenses will be billed on a monthly basis or, at A&M’s discretion, more frequently. Invoices are payable upon receipt.

5.	Termination.

(a)	This Agreement will apply from the commencement of the services referred to in Section 1 and may be terminated with immediate effect by either party without cause by written notice to the other party.

(b)

A&M normally does not withdraw from an engagement unless the Company misrepresents or fails to disclose material facts, fails to pay fees or expenses, or makes it unethical or unreasonably difficult for A&M to continue performance of the engagement, or other just cause exists.

(c)	On termination of the Agreement, any fees and expenses due to A&M shall be remitted promptly (including fees and expenses that accrued prior to but are invoiced subsequent to such termination).

(d)	The provisions of this Agreement that give the parties rights or obligations beyond its termination shall survive and continue to bind the parties.

6.

No Audit. Company acknowledges and agrees that A&M and Engagement Personnel are not being requested to perform an audit, review or compilation, or any other type of financial statement reporting engagement that is subject to the rules of the AICPA, SEC or other state or national professional or regulatory body.

7.

No Third Party Beneficiary. The Company acknowledges that all advice (written or oral) provided by A&M and the Engagement Personnel to the Company in connection with this engagement is intended solely for the benefit and use of the Company (limited to its Board and management) in considering the matters to which this engagement relates. The Company agrees that no such advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time in any manner or for any purpose other than accomplishing the tasks referred to herein without A&M’s prior approval (which shall not be unreasonably withheld), except as required by law.

8.

Conflicts. A&M is not currently aware of any relationship that would create a conflict of interest with the Company or those parties-in-interest of which you have made us aware, but we note the following: Ryan Omohundro, a Senior Director with Alvarez & Marsal, is married to Emily Omohundro, Tax Director for Ignite who reports to the CFO and is considered an insider for SEC purposes. Mr. Omohundro is not part of this engagement team, has had no connection to the case, and has not had any communication with anyone on the team regarding the case. Furthermore, Alvarez & Marsal has established a formal information screen between Mr. Omohundro and the engagement team. Because A&M and its affiliates and subsidiaries comprise a consulting firm (the “Firm”) that serves clients on an international basis in numerous cases, both in and out of court, it is possible that the Firm may have rendered or will render services to, or have business associations with, other entities or people which had or have or may have relationships with the Company, including creditors of the Company. The Firm will not be prevented or restricted by virtue of providing the services under this Agreement from providing services to other entities or individuals, including entities or individuals whose interests may be in competition or conflict with the Company’s, provided the Firm makes appropriate arrangements to ensure that the confidentiality of information is maintained. Each of the Companies acknowledges and agrees that the services being provided hereunder are being provided on behalf of each of them and each of them hereby waives any and all conflicts of interest that may arise on account of the services being provided on behalf of any other Company. Each Company represents that it has taken all corporate action necessary and is authorized to waive such potential conflicts of interest.

9.	Confidentiality/Non-Solicitation.

A&M and Engagement Personnel shall keep as confidential all non-public information received from the Company in conjunction with this engagement, except: (i) as requested by the Company or its legal counsel; (ii) as required by legal proceedings; or (iii) as reasonably required in the performance of this engagement. All obligations as to non-disclosure shall cease as to any part of such information to the extent that such information is, or becomes, public other than as a result of a breach of this provision. The Company, on behalf of itself and its subsidiaries and affiliates and any person which may acquire all or substantially all of its assets agrees that, until two (2) years subsequent to the termination of this engagement, it will not solicit, recruit, hire or otherwise engage any employee of A&M or any of its affiliates who worked on this engagement while employed by A&M or its affiliates (“Solicited Person”). Should the Company or any of its subsidiaries or affiliates or any person who acquires all or substantially all of its assets extend an offer of employment to or otherwise engage any Solicited Person and should such offer be accepted, A&M shall be entitled to a fee from the Company equal to the Solicited Person’s hourly client billing rate at the time of the offer multiplied by 4,000 hours for a Managing Director, 3,000 hours for a Senior Director and 2,000 hours for any other A&M employee. The Company acknowledges and agrees that this fee fairly represents the loss that A&M will suffer if the Company breaches this provision. The fee shall be payable at the time of the Solicited Person’s acceptance of employment or engagement.

10.

Indemnification/Limitations on Liability. The Company shall indemnify the Engagement Personnel acting as officers (the “Indemnified Professionals”) to the same extent as the most favorable indemnification it extends to its officers or directors, whether under the Company’s bylaws, its certificate of incorporation, by contract or otherwise, and no reduction or termination in any of the benefits provided under any such indemnities shall affect the benefits provided to the Indemnified Professionals. The Indemnified Professionals shall be covered as officers under the Company’s existing director and officer liability insurance policy. As a condition of A&M accepting this engagement, a Certificate of Insurance evidencing such coverage shall be furnished to A&M prior to the effective date of this Agreement. The Company shall give thirty (30) days’ prior written notice to A&M of cancellation, non-renewal, or material change in coverage, scope, or amount of such director and officer liability policy. The Company shall also maintain such insurance coverage for the Indemnified Professionals for a period of not less than six years following the date of the termination of the Indemnified Professionals’ services hereunder. The provisions of this section are in the nature of contractual obligations and no change in applicable law or the Company’s charter, bylaws or other organizational documents or policies shall affect the Indemnified Professionals’ rights hereunder. The attached indemnity and limitation on liability provisions are incorporated herein and the termination of this agreement or the engagement shall not affect those provisions, which shall remain in full force and effect.

11.

Miscellaneous. This Agreement (together with the attached indemnity provisions), including, without limitation, the construction and interpretation of thereof and all claims, controversies and disputes arising under or relating thereto, shall be governed and construed in accordance with the laws of the State of New York, without regard to principles of conflict of law that would defer to the laws of another jurisdiction. The Company and A&M agree to waive trial by jury in any action, proceeding or counterclaim brought by or on behalf of the parties hereto with respect to any matter relating to or arising out of the engagement or the performance or non-performance of A&M hereunder. The Company and A&M agree, to the extent permitted by applicable law, that any Federal Court sitting within the Southern District of New York shall have exclusive jurisdiction over any litigation arising out of this Agreement; to submit to the personal jurisdiction of the Courts of the United States District Court for the Southern District of New York; and to waive any and all personal rights under the law of any jurisdiction to object on any basis (including, without limitation, inconvenience of forum) to jurisdiction or venue within the State of New York for any litigation arising in connection with this Agreement.

This Agreement shall be binding upon A&M and the Company, their respective heirs, successors, and assignees, and any heir, successor, or assignee of a substantial portion of A&M’s or the Company’s respective businesses and/or assets, including any Chapter 11 Trustee. This Agreement incorporates the entire understanding of the parties with respect to the subject matter hereof and may not be amended or modified except in writing executed by the Company and A&M. Notwithstanding anything herein to the contrary, A&M may reference or list the Company’s name and/or logo and/or a general description of the services in A&M’s marketing materials, including, without limitation, on A&M’s website.

If the foregoing is acceptable to you, kindly sign the enclosed copy to acknowledge your agreement with its terms.

Very truly yours,

Alvarez & Marsal North America, LLC

By:	/s/ Jonathan M. Tibus
Jonathan M. Tibus
Managing Director

Accepted and agreed:

Ignite Restaurant Group, Inc.

By:	/s/ Ann Iverson
Ann Iverson
Board of Directors - Member